EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Psychemedics Corporation
Acton, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-45332 and 33-58970 pertaining to shares issued in private placements) and Form S-8 (Nos. 33-41787, 33-50712, 33-66942, 333-12403 and 333-134974) pertaining to the Psychemedics Corporation 1989 Incentive stock Option Plan, the 1989 Non-Qualified Stock Option Plan, the 1991 Non-Qualified Stock Option Plan and Non-Qualified Stock Option Agreement pursuant to Written Compensation Agreement, the 1989 Employee Stock Option Plan, the 1989 Non-Qualified Stock Option Plan, the 2000 Stock Option Plan and the 2006 Equity Incentive Plan) of Psychemedics Corporation of our reports dated March 26, 2010, relating to the  financial statements which appear in the Annual Report on Form 10-K  for the year ended December 31, 2009.

/s/ BDO Seidman, LLP

Boston, Massachusetts
March 26, 2010